Exhibit 99.1

NEWS RELEASE

For Immediate Release

date:

August 2, 2006

contact:

Financial
Steve Cave
Director, Investor Relations
404 584 3801 (office)
678 642 4258 (cell)
scave@aglresources.com

Media
Robin Keegan
Manager, Media Relations
404 584 3946 (office)
404 783 1758 (cell)
rkeegan@aglresources.com

AGL RESOURCES REPORTS
SECOND QUARTER 2006 EARNINGS RESULTS

Company Reaffirms 2006 Earnings Guidance

ATLANTA - (Business Wire) - Aug. 2, 2006 - AGL Resources Inc. (NYSE: ATG) today reported second quarter 2006 net income of $19 million, compared with $24 million reported for the second quarter of 2005. Net income for the six months ended June 30, 2006 was $129 million, a $17 million increase over the $112 million reported for the six months ended June 30, 2005. AGL Resources reaffirmed its 2006 full-year guidance of $2.55 to $2.65 per share based on year-to-date earnings and a continued positive outlook for the remainder of the year.

“Our second-quarter results reflect the impacts of gas prices, volatility and weather,” said John W. Somerhalder II, president and chief executive officer of AGL Resources. “Even in light of these market conditions, we delivered solid results for the quarter and strong results for the first half of the year, which position us well to meet our 2006 goals.”

The $5 million decrease in second quarter 2006 net income reflects lower operating margins relative to last year in the Retail Energy Operations segment (SouthStar Energy Services), largely driven by lower average customer usage. This was due, in part, to weather that was more than 50 percent warmer than last year (based on heating degree days) and the effects of customer conservation. The Energy Investments segment also experienced lower operating margins, mainly the result of the loss of operating margin contributions during the second quarter 2006 as compared to last year from certain assets acquired as part of the 2004 NUI transaction and later sold in third quarter of 2005. These decreases were offset by the Wholesale Services and Distribution Operations businesses, which contributed slightly higher operating margins during the second quarter of 2006 as compared to 2005. Second quarter results also were negatively impacted by higher corporate interest expense than during the same period in 2005, primarily the result of higher inventory balances.

The earnings generated $0.25 per basic and diluted share for the second quarter of 2006. The company reported $0.31 per basic share ($0.30 per diluted share) for the second quarter of 2005. The company's consolidated earnings before interest and taxes (EBIT) for the second quarter of 2006 were $60 million, a $4 million decrease from the $64 million in the same period last year.

QUARTERLY RESULTS BY OPERATING SEGMENT

Distribution Operations

The Distribution Operations segment contributed EBIT of $59 million, a $7 million improvement from the same period last year. Operating margin was $180 million for the quarter, compared with $179 million in second quarter 2005. The increase was due primarily to higher payments to Atlanta Gas Light by marketers for the carrying costs of gas in storage. Those margins were offset by lower usage and warmer weather in Virginia.

Total operating expenses for the quarter were $122 million, down $6 million from the same period last year. The decrease was driven primarily by lower payroll and benefits expense as a result of work force restructuring in 2005.

Retail Energy Operations

The Retail Energy Operations segment’s EBIT contribution declined $6 million compared with results for the second quarter of 2005. The decrease reflects lower average customer usage, in part due to weather that was more than 50 percent warmer than during the same period last year (based on heating degree days). The results also reflect a decrease in late payment fees, due to an increase in customer payment arrangements, and higher storage costs, primarily as a result of the payment of higher gas storage carrying charges.

Total operating expenses were $17 million, compared with $15 million for the second quarter 2005. The increase reflects higher bad debt expense of approximately $2 million.

Wholesale Services

The Wholesale Services segment contributed $1 million in EBIT for the second quarter 2006, compared with $2 million during second quarter 2005. Operating margin improved by $2 million compared to the prior-year quarter, as a result of more opportunities to capture storage margins in the current period and the forward markets, as well as unrealized gains associated with storage hedges. These improved operating margins were reduced by an $8 million lower-of-cost-or-market (LOCOM) adjustment during the second quarter 2006 to reduce certain gas inventory values to current market prices. A similar LOCOM adjustment was not recorded in the second quarter of 2005.

Through Sequent’s risk management activities and use of financial instruments to economically lock in operating margins on gas inventory held in storage, Sequent expects the majority of the LOCOM adjustments to be recovered through the segment’s earnings during the remainder of 2006 when the gas is physically withdrawn from storage. The improved operating margin results were offset, however, by a $3 million increase in operating expenses resulting from higher accruals for incentive compensation expenses.

Energy Investments

The Energy Investments segment contributed EBIT of $2 million for the second quarter of 2006, down $3 million from the same period in 2005. Lower operating margins were largely driven by the loss of operating margin contributions from certain NUI assets acquired in 2004 and subsequently sold in third quarter 2005. The decrease was offset in part by higher operating margin at Jefferson Island Storage & Hub due to increased interruptible margin opportunities. Operating expenses decreased $1 million year-over-year.

INTEREST AND INCOME TAXES

Interest expense for the second quarter 2006 was $29 million, up $3 million over the same period in 2005. The increase reflects higher average debt outstanding as well as the impact of rising short-term interest rates. Average debt outstanding for the second quarter 2006 increased $262 million. Increased gas inventory accounts for nearly the entire increase in debt compared to the second quarter of 2005.

Second quarter 2006 income taxes were $12 million, compared to $14 million during the prior-year quarter. The decrease is primarily due to lower corporate earnings for the quarter.

YEAR-TO-DATE RESULTS

For the six months ended June 30, 2006, earnings were $1.66 per basic share ($1.65 per diluted share), compared with $1.45 per basic share ($1.44 per diluted share), for the prior-year period. Operating margins increased $44 million, or 8 percent, primarily due to strong results from the Retail Energy Operations and Wholesale Services segments. Those results were offset by lower margins in the Distribution Operations and Energy Investments segments. Consolidated EBIT for the six months ended June 30, 2006 was $267 million, a 15 percent improvement over the $233 million reported for the same period last year.

Earnings Conference Call and Webcast: The AGL Resources second quarter 2006 earnings conference call and webcast, scheduled for Aug. 2, 2006, at 4:30 p.m. (ET), can be accessed via the investor relations section of the AGL Resources Web site at www.aglresources.com. Members of the investment community can participate on the call by dialing 866/700-0133 (in the United States) or 617/213-8831 (outside the United States), and using the confirmation code, 49555114.

A replay of the conference call webcast will be available on the Web site for seven days following the call. The telephone replay of the call can be accessed by dialing 888/286-8010 (in the United States) or 617/801-6888 (outside the United States), and using confirmation code, 90300149.

About AGL Resources
AGL Resources (NYSE: ATG), an Atlanta-based energy services holding company, serves 2.2 million customers in six states through its utility subsidiaries - Atlanta Gas Light, Elizabethtown Gas in New Jersey, Virginia Natural Gas, Florida City Gas, Chattanooga Gas, and Elkton Gas in Maryland. Ranked by Forbes as one of the 10 Best Managed Utilities and No. 250 in the Forbes Platinum 400 as well as No. 647 on the Fortune 1000 and No. 40 in the Fortune gas and electric utilities sector in 2006, AGL Resources reported revenue of $2.7 billion and net income of $193 million in 2005. The company also owns Houston-based Sequent Energy Management, an asset manager serving natural gas wholesale customers throughout the East and Midwest. As a 70 percent owner in the SouthStar partnership, AGL Resources markets natural gas to consumers in Georgia under the Georgia Natural Gas brand. AGL Networks, the company's telecommunications subsidiary, owns and operates fiber optic networks in Atlanta and Phoenix. The company also owns and operates Pivotal Jefferson Island Storage & Hub, a high-deliverability natural gas storage facility near the Henry Hub in Louisiana. For more information, visit www.aglresources.com.

Forward-Looking Statements
Certain expectations and projections regarding our future performance referenced in this press release are forward-looking statements. Forward-looking statements involve matters that are not historical facts and because these statements involve anticipated events or conditions, forward-looking statements often include words such as "anticipate," "assume," "can," "could," "estimate," "expect," "forecast," “future,” "indicate," "intend," "may," “outlook,” "plan," "predict," "project,” "seek," "should," "target," "will," "would," or similar expressions. Our expectations are not guarantees and are based on currently available competitive, financial and economic data along with our operating plans. While we believe our expectations are reasonable in view of the currently available information, our expectations are subject to future events, risks and uncertainties, and there are several factors - many beyond our control - that could cause results to differ significantly from our expectations.

Such events, risks and uncertainties include, but are not limited to, changes in price, supply and demand for natural gas and related products; the impact of changes in state and federal legislation and regulation; actions taken by government agencies on rates and other matters; concentration of credit risk; utility and energy industry consolidation; impact of acquisitions and divestitures; direct or indirect effects on AGL Resources' business, financial condition or liquidity resulting from a change in our credit ratings or the credit ratings of our counterparties or competitors; interest rate fluctuations; financial market conditions and general economic conditions; uncertainties about environmental issues and the related impact of such issues; the impact of changes in weather upon the temperature-sensitive portions of the business; impacts of natural disasters such as hurricanes upon the supply and price of natural gas; acts of war or terrorism; and other factors which are provided in detail in our filings with the Securities and Exchange Commission, which we incorporate by reference in this press release. Forward-looking statements are only as of the date they are made, and we do not undertake to update these statements to reflect subsequent changes.

Supplemental Information
Company management evaluates segment financial performance based on earnings before interest and taxes (EBIT), which includes the effects of corporate expense allocations. EBIT is a non-GAAP (accounting principles generally accepted in the United States of America) financial measure. Items that are not included in EBIT are financing costs, including debt and interest expense and income taxes. The company evaluates each of these items on a consolidated level and believes EBIT is a useful measurement of our performance because it provides information that can be used to evaluate the effectiveness of our businesses from an operational perspective, exclusive of the costs to finance those activities and exclusive of income taxes, neither of which is directly relevant to the efficiency of those operations.

Operating margin is a non-GAAP measure calculated as revenues minus cost of gas, excluding operation and maintenance expense, depreciation and amortization, and taxes other than income taxes. These items are included in the company's calculation of operating income. The company believes operating margin is a better indicator than operating revenues of the contribution resulting from customer growth, since cost of gas is generally passed directly through to customers.

EBIT and operating margin should not be considered as alternatives to, or more meaningful indicators of, the company’s operating performance than operating income or net income as determined in accordance with GAAP. In addition, the company’s EBIT or operating margin may not be comparable to similarly titled measures of another company.

Reconciliation of non-GAAP financial measures referenced in this press release and otherwise in the earnings conference call and webcast is attached to this press release and is available on the company’s website at www.aglresources.com under the Investor Relations section.

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AGL Resources Inc.
Condensed Statements of Consolidated Income
For the Three and Six Months Ended
June 30, 2006 and 2005
(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2006	6/30/2005	Fav/(Unfav)	6/30/2006	6/30/2005	Fav/(Unfav)

Operating Revenues	$436	$431	$5	$1,480	$1,343	$137

Cost of Gas	219	209	(10)	874	781	(93)

Operation and Maintenance Expenses	113	113	-	230	228	(2)

Depreciation and Amortization	34	33	(1)	68	66	(2)

Taxes Other Than Income	10	10	-	20	21	1

Total Operating Expenses	376	365	(11)	1,192	1,096	(96)

Operating Income	60	66	(6)	288	247	41

Other Income (Loss)	-	1	(1)	(2)	2	(4)

Minority Interest	-	(3)	3	(19)	(16)	(3)

Earnings Before Interest & Taxes	60	64	(4)	267	233	34

Interest Expense	29	26	(3)	59	52	(7)

Earnings Before Income Taxes	31	38	(7)	208	181	27

Income Taxes	12	14	2	79	69	(10)

Net Income	$19	$24	$(5)	$129	$112	$17

Earnings Per Common Share
Basic	$0.25	$0.31	$(0.06)	$1.66	$1.45	$0.21
Diluted	$0.25	$0.30	$(0.05)	$1.65	$1.44	$0.21

Shares Outstanding
Basic	77.7	77.1	0.6	77.8	77.0	0.8
Diluted	78.1	77.8	0.3	78.2	77.7	0.5

AGL Resources Inc.
EBIT Schedule
For the Three and Six Months Ended
June 30, 2006 and 2005
(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2006	6/30/2005	Fav/(Unfav)	6/30/2006	6/30/2005	Fav/(Unfav)

Distribution Operations	$59	$52	$7	$182	$175	$7
Retail Energy Operations	-	6	(6)	54	46	8
Wholesale Services	1	2	(1)	33	6	27
Energy Investments	2	5	(3)	4	10	(6)
Corporate	(2)	(1)	(1)	(6)	(4)	(2)
Consolidated EBIT	60	64	(4)	267	233	34
Interest Expense	29	26	(3)	59	52	(7)
Income Taxes	12	14	2	79	69	(10)
Net Income	$19	$24	$(5)	$129	$112	$17

Earnings per Common Share
Basic	$0.25	$0.31	$(0.06)	$1.66	$1.45	$0.21
Diluted	$0.25	$0.30	$(0.05)	$1.65	$1.44	$0.21

AGL Resources Inc.
Reconciliation of Operating Margin to Operating Revenues
For the Three and Six Months Ended
June 30, 2006 and 2005
(In millions, except per share amounts)

	Three Months			Six Months

	6/30/2006	6/30/2005	Fav/(Unfav)	6/30/2006	6/30/2005	Fav/(Unfav)

Operating Revenues	$436	$431	$5	$1,480	$1,343	$137
Cost of Gas	219	209	(10)	874	781	(93)
Operating Margin	$217	$222	$(5)	$606	$562	$44